EXHIBIT 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Amer Sports, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2) (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value EUR0.0300580119630888 per share	457(a)	5,750,000	$13.00	$74,750,000	0.0001476	$11,034
Fees Previously Paid
	Total Offering Amounts					$74,750,000		$11,034
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$11,034

(1)	Represents only the additional number of the Registrant’s ordinary shares being registered, including the Registrant’s ordinary shares which the underwriters have the option to purchase to cover over-allotment. Does not include the ordinary shares that the Registrant previously registered on the Registration Statement on Form F-1, as amended (File No. 333-276370) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on January 31, 2024.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)	The Registrant previously registered 115,000,000 ordinary shares on the Registration Statement, for which the Registrant previously paid a filing fee of $305,532. In accordance with Rule 462(b) under the Securities Act, an additional amount of ordinary shares having the proposed maximum aggregate offering price of $74,750,000 is hereby registered, which includes the Registrant's ordinary shares which the underwriters have the option to purchase to cover over-allotment.